                                  EXHIBIT 11.2

                 NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES
                 CALCULATION OF FULLY DILUTED EARNINGS PER SHARE
                (Amounts in thousands, except per share amounts)


                                                                       Year Ended
                                            -----------------------------------------------------------------------
                                               1995            1994          1993           1992             1991
                                               ----            ----          ----           ----             ----
INCOME (LOSS) FROM
 CONTINUING OPERATIONS                      $(87,223)       $(14,093)      $10,092        $(6,284)          $ (498)
 Add back debenture interest, debt
  discount and expense amortization,
  less applicable taxes                        3,116           3,325           964          3,111            3,394
                                            --------        --------       -------        -------           ------

INCOME (LOSS) FROM CONTINUING
 OPERATIONS FOR FULLY DILUTED
 COMPUTATION                                $(84,107)       $(10,768)      $11,056        $(3,173)          $2,896
                                            =========       =========      =======        ========          ======



NET INCOME (LOSS)                           $(87,223)       $(63,545)      $(9,665)       $   515           $5,490
 Add back debenture interest, debt
   discount and expense amortization,
   less applicable taxes                       3,116           3,325           964          3,111            3,394
                                            --------        --------       -------        -------           ------

NET INCOME (LOSS) FOR FULLY
 DILUTED COMPUTATION                        $(84,107)       $(60,220)      $(8,701)       $ 3,626           $8,884
                                            =========       =========      ========       =======           ======

COMMON STOCK:
 Shares outstanding from beginning
   of period                                  29,578          29,405        29,968         29,822           29,718
 Stock options exercised                          31             134            41            136               12
 Shares purchased for treasury,
  from date of purchase                          --               (7)         (380)            (6)             --
 Assumed exercise of stock options,
  using treasury stock method                    803             108           226            344              500
 Shares issued for restricted stock              292             --            --             --               --
 Conversion of Senior Sub. Debentures          5,021             --            --             --               --
 Assumed conversion of subordinated
  debentures, from the latter of the
  beginning of the period or the
  date of issue                                2,300           7,300         5,000          7,300            6,588
                                              ------           -----        ------        -------           ------
 Weighted average number of
 shares outstanding                           38,025          36,940        34,855         37,596           36,818
                                              ======          ======        ======        =======           ======

FULLY DILUTED EARNINGS (LOSS)
PER SHARE FROM CONTINUING
OPERATIONS                                    $(2.73)          $(.48)         $.32          $(.21)           $(.02)
                                              ======           =====          ====          =====            =====

FULLY DILUTED EARNINGS
  (LOSS) PER SHARE                            $(2.73)         $(2.14)        $(.32)          $.02             $.18
                                              ======          ======         =====           ====             ====

Fully diluted earnings (loss) per share is the same as primary earnings (loss) per share for all periods except 1993 because inclusion of the convertible debentures is antidilutive. The above calculations reflect inclusion of both the senior convertible debentures and the subordinated convertible debentures for all periods except 1993. In 1993, inclusion of the senior convertible debentures is dilutive, however, inclusion of the subordinated convertible debentures would be antidilutive and, accordingly, they are not included in the 1993 calculation.